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                                                                  Exhibit 10 (j)


                                RELEASE AGREEMENT


         This Release Agreement (this "Agreement") is entered into by and between Allan G. Keirstead, a resident of 330 Starboard Lane, Osterville, MA 02655 (hereinafter referred to as "Associate"), and Enesco Group, Inc., a Massachusetts corporation having a principal place of business at 225 Windsor Drive, Itasca, Illinois (hereinafter referred to as the "Company").

         In consideration for the promises, conditions and representations set forth herein and the severance payments being provided to Associate by the Company as set forth below, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Associate and the Company (hereinafter sometimes referred to collectively as the "Parties"), the Parties hereby agree as follows:

         1. Termination Date. Associate's employment with the Company shall terminate as of the close of business on January 31, 2001 (the "Termination Date").

         2. Continuation of Salary and Benefits After Termination. Prior to the Termination Date, Associate's salary and his participation in all compensation and benefit plans and programs in which he currently is a participant or from which he currently receives benefits will remain in effect on the same terms as are in effect on the Effective Date (as defined in Paragraph 20).

         As of the Termination Date, Associate's salary and any other compensation and benefits he receives from the Company will terminate, other than compensation and/or benefits to which he continues to be entitled (a) pursuant to the terms of this Agreement, (b) as a matter of federal or state law, (c) pursuant to the agreements between the Parties listed below or (d) pursuant to the terms of the compensation or benefit plans or programs in which he continues to be a participant or has a right to receive such compensation or benefits after the Termination Date listed below.

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         The agreements and compensation and benefit plans and programs referred to herein are as follows:

    - medical, dental and vision employee group insurance plan under the existing policy applicable to Associate or a substantially equivalent successor policy or policies;

    - life/accidental death and dismemberment group insurance plan under the existing policies applicable to Associate or a substantially equivalent successor policy or policies;

    - Stanhome Pension Plan Annuity under Policy #GA-20136 issued by Hartford Life Insurance Company;

    - Enesco Group, Inc. Retirement Plan, restated as of January 1, 1999, as amended;

    - Enesco Group, Inc. Supplemental Retirement Plan, restated as of January 1, 1999, as amended;

    -   Stanhome Inc. 1984 Stock Option Plan, as amended;

    -   Stanhome Inc. 1991 Stock Option Plan, as amended;

    -   Stanhome Inc. 1996 Stock Option Plan, as amended; and

    -   Stanhome Matching Gifts Program.

    -   Change in Control Agreement effective January 1, 1992

         With respect to those Company compensation and benefit plans and programs in which Associate will continue to participate subsequent to the Termination Date, Associate's participation in such compensation and benefit plans and programs will be on terms no less favorable than those in effect as of the Effective Date. Furthermore, the Company and Associate agree that, after his Termination Date he will not become entitled to any increased benefits under such compensation and benefit plans and programs, but the benefits payable by the Company to Associate thereunder shall be based upon his length of service and compensation level as of the Termination Date.

         3. Consideration.

                  A. Severance Payments. Following the Termination Date, and for a period of 78 consecutive bi-weekly (two-week) periods commencing on February 1, 2001 and ending on January 31, 2004. (the "Severance Period"), Associate will receive severance payments equal to $16,384.615 per bi-weekly (two-week) period, gross, without giving effect to any federal or state income tax or other withholding payments which the Company may be legally required to deduct therefrom. Such payments are in addition to anything of value to which Associate is already entitled or provided pursuant to this Agreement, or any other agreement between the Parties or other Company plan or program listed in Paragraph 2. Moreover, such severance

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payments are not intended to include any unused, accrued vacation time to which
Associate may be entitled or any other accrued but unpaid compensation or benefit to which Associate may be entitled under any Company compensation or benefit plan or program. The Company may, at any time, in its sole discretion, distribute any remaining payments in a lump sum.

                  B. Employee Stock Options Notwithstanding anything to the contrary in any benefit plan, policy, agreement or arrangement (or elsewhere), options granted to the Associate under any of the Company's stock option plans will continue to vest as if Associate had continued employment with the Company for the Severance Period and remain exercisable by the Associate or his guardian or legal representative in accordance with the terms of those stock option plans until the earlier to occur of (a) the date which is three years after the date of termination of the Associate's employment with the Company or (b) the date which is 10 years after the date of grant of the option.

                  C. Insurance Benefits

                  Medical Insurance Associate will continue to be covered by the medical, dental and vision employee group insurance under the existing policies applicable to associate or a substantially equivalent successor policy or policies (the "Plan"), regardless of the location of associate's eventual residence within the United States and regardless of his coverage by any other medical, dental or vision insurance plans. Should the Plan be terminated in the future, the Company and its successors and assigns, as applicable, agree to provide Associate with coverage that is substantially the same as provided in the Plan. Associate's coverage will cease when he qualifies for Medicare. Dependent coverage will be continued or provided as to his spouse until Associate's spouse qualifies for Medicare. However, if coverage has not otherwise already ended, then coverage shall end for Associate's spouse and other dependents when Associate reaches his 71st birthday or, in the event of Associate's death before he reaches age 71, the date when Associate would have reached his 71st birthday, it being intended that coverage for Associate's spouse and other dependents shall continue until the date when Associate would have reached his 71st birthday.

                  During the Severance Period, Associate will contribute to the cost of the personal and dependent coverage the same dollar amount (currently, $64.94 per month for family medical and vision coverage and $4.15 per month for family dental coverage) on the same basis as he would contribute to such coverage if he had remained in the employ of the Company and the Company, its successors and assigns, will contribute the remainder of such cost, with the Associate's cost being adjusted as necessary to be the same cost as may be in effect for medical, dental and vision coverage of similarly situated active employees of the company and its successors and assigns (i.e.,active

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employees of the Company at the same executive level that Associate attained prior to termination of his employment with the Company).

                  Upon expiration of the Severance Period, the Company and its successors and assigns, as applicable, will contribute up to $400 per month towards the cost of Associate's personal and dependent coverage. Once the cost to Associate of the personal and dependent coverage exceeds $400 per month, the Company will share with him equally the increase in cost over that amount on a 50/50 basis. The continued medical, dental and vision coverage, as set forth in the Plan and the guaranteed contributions outlined above toward both personal coverage and dependent coverage, are binding upon and may not be revoked by the Company or any of its successors or assigns and will continue until coverage ceases as outlined above provided that Associate has paid his portion of the premium. In the event that Associate fails to pay his portion of the premium on time, the Company will pay the full premium and notify Associate of his failure to make timely payment. Associate shall have ten (10) days from his receipt of such notice to cure his failure to pay by repaying to the Company the amount advanced by the Company on his behalf, and the Company shall not allow his insurance coverage to be cancelled or to lapse until such ten-day period shall have expired.

                  The Company, its successors and assigns, shall continue to provide at its sole expense the life insurance ($849,200 Death Benefit) and accidental death and dismemberment employee insurance coverage, as presently in effect, through the end of the Severance Period.

                  The Termination Date shall be treated as an event under the Consolidated Budget Reconciliation Act of 1985 ("COBRA"), and Associate will receive COBRA information under separate cover.

                  D. References. The Company will provide references for Associate in accordance with its policy.

                  E. Taxes. Applicable taxes on all payments, transfers and other consideration referred to herein will be the sole responsibility of Associate, provided that the Company shall deduct applicable federal and state income tax and other required withholding on the payments provided for herein.

                  F. Vacation Pay. Any accrued, unused vacation for calendar year 2001 will be paid to the Associate in a lump sum immediately following the Termination Date.

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         4. Annuity. Associate's benefits from the Stanhome Inc. Pension Plan
Annuity under Policy #GA-20136 issued by Hartford Life Insurance Company also shall remain in full force and effect.

         5. Release.

                  A. From Associate to the Company. In exchange for the compensation described in Paragraph 2 and for other good and valuable consideration, Associate hereby agrees that he, his representatives, heirs, executors, administrators, agents, estate, successors and assigns release and forever discharge the Company and its affiliates and their successors, predecessors, assigns, directors, stockholders or shareholders, officers, employees and/or agents, both individually and in their official capacities with the Company and/or its affiliates, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages, and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company, including but not limited to claims arising under common law, contract, implied contract, public policy, tort, personal injury or any federal, state or local statute, law, constitution, ordinance, regulation or order, including but not limited to the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq., Title VII of the Civil Rights Act, The Americans with Disabilities Act, The Illinois Human Rights Act and/or any other applicable employment-related federal, state or local statute, law, ordinance, regulation or order; provided, however, that nothing contained in this Paragraph 5.A. shall limit Associate's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement, (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2. This release is intended by Associate to be a general release as to the claims described herein.

                  B. From the Company to Associate. In exchange for Associate's release of the Company and the covenants made by Associate in Paragraph 10 hereof, the Company hereby agrees that it and its affiliates and subsidiaries, and their successors, predecessors, assigns, directors, stockholders or shareholders, officers, employees and agents, both individually and in their official capacities with the Company and its affiliates, attorneys and agents release and forever discharge Associate, his representatives, heirs, executors, administrators, agents, attorneys, estate, successors

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and assigns, from any and all actions, causes of action, suits, claims, demands, obligations, costs, judgments, complaints, contracts, agreements, promises, debts, damages and liabilities of whatever kind or nature, at law, in equity or otherwise, whether existing or contingent, known or unknown, relating to any matter, cause or thing whatsoever arising on or prior to the date of this Agreement, including but not limited to rights or claims relating in any way to Associate's employment with or his termination of employment from the Company or his representation of the Company in his capacity as Chief Financial Officer; provided, however, that nothing contained in this Paragraph 5.B. shall limit the Company's right to enforce the terms or sue for breach of (i) this Agreement, any agreement listed in Paragraph 2 of this Agreement or any other agreement whatsoever unrelated to compensation and severance matters between the Parties hereto whether or not such agreement is listed in Paragraph 2 of this Agreement or (ii) any compensation or benefit plan or program in which he remains a participant or beneficiary beyond the Termination Date in accordance with the provisions of Paragraph 2. This release is intended by the Company to be a general release as to the claims described herein.

         6. Indemnification. To the extent that Associate is not otherwise indemnified under a Company by-law or insurance policy, the Company will indemnify and hold harmless Associate against all liabilities and expenses, including amounts paid in satisfaction of judgments, in compromise or as fines and penalties, and counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any action, suit or other proceeding, whether civil or criminal, in which Associate may be involved or with which Associate may be threatened arising out of actions taken by Associate in his capacity as an officer, director, employee, agent, representative of, or Chief Financial Officer to, the Company or a direct or indirect subsidiary of the Company or, at the Company's request, another organization, or in any capacity with any employee benefit plan of the Company or such a subsidiary or organization, or in connection with the prosecution of any action, suit or proceeding, whether civil or criminal, in which Associate may be acting for or on behalf of the Company, in any such case with the exception of actions by him with respect to which a court of competent jurisdiction determines that Associate did not act in good faith in the reasonable belief that his action was in the best interest of the Company, or to the extent such claim relates to his service with respect to an employee benefit plan, in the best interest of the participants or beneficiaries of such employee benefit plan, without regard to the date when such claim is brought. Expenses, including without limitation counsel fees, reasonably incurred by Associate in connection with the defense or disposition of any such action, suit or other proceeding shall be paid from time to time by the Company in advance of the final disposition thereof upon receipt of an undertaking by Associate to repay to the Company the amounts previously advanced if it shall be adjudicated that indemnification for such expenses is not authorized hereunder.

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         7. Waiver of Rights and Claims Under the Age Discrimination in
Employment Act, as Amended. Associate has been informed that because he is over 40 years of age, he has or might have specific rights and/or claims under the Age Discrimination in Employment Act, as amended. In consideration for the compensation described hereunder, Associate specifically waives the rights and/or claims to the extent that such rights and/or claims arose prior to the date this Agreement was executed. Associate acknowledges that he has been provided the information or materials required by law in connection with this waiver.

         8. Company Files, Documents and Other Property. Associate warrants that he will return to the Company upon its request all keys or other items, including all Company files, reports, books, data and documents, that are in his possession or control and that are the property of the Company (and not his personal files, reports, books, data and documents).

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         9. Advice and Representations.

                  A. Associate is hereby advised by the Company to consult with an attorney prior to executing this Agreement.

                  B. Associate was further advised, when he was presented with this Agreement on or before December 3, 2000, that he had at least 45 days within which to consider the Agreement, until the close of business on January 17, 2001.

                  C. This Agreement shall be governed by and construed in accordance with the laws of the State of Massachusetts, without giving effect to the principles of conflicts of law thereof.

                  D. The terms of this Agreement are contractual in nature and not a mere recital. Captions herein are inserted for convenience, do not constitute a part of this Agreement and shall not be admissible for the purpose of proving the intent of the parties.

                  E. Associate represents that he has read this Agreement, fully understands the terms and conditions of this Agreement and is knowingly and voluntarily executing the same without any duress or undue influence.

         10. Confidential Information. Associate agrees that he will not use or disclose to anyone (other than for the benefit of the Company) at any time hereafter, any Confidential Information obtained by him or made known to him while employed by the Company and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein, "Confidential Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists (written or other) of such persons or entities, whether of the Company or any other organization associated or affiliated with or owned by or owning the Company, but shall not include information which becomes generally available to the public other than as a result of disclosure by Associate's act or default or the act or default of Associate's agents or representatives.

         11. Resignation and Stock Transfers. Upon the Termination Date, Associate agrees to (i) leave and/or resign from any position held by him with the Company or any direct or indirect affiliated company or organization, including but not limited to positions as an officer, director, committee member or any other position, (ii) take any action necessary to transfer shares of stock held in his name or

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for his benefit on behalf of the Company in any direct or indirect affiliate of the Company, as requested by the Company, to the Company or a designee of the Company and (iii) take any action and execute anything as may be necessary to accomplish the foregoing.

         12. Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successor or assign of the Company, and any such successor or assign shall be deemed substituted for the Company under the terms of this Agreement, and as a condition thereof, such successor or assign shall expressly assume in writing the rights, duties and obligations of the Company. As used in the Agreement, the term "successor or assign" or "successors or assigns" shall include any person, firm, corporation or other entity which at any time, whether by merger, consolidation, purchase or otherwise, acquires all or substantially all of the assets, capital stock or business of the Company. The rights and obligations of Associate under this Agreement, including without limitation his right to exercise vested stock options, shall inure to the benefit of, be binding upon, be exercisable by and be enforceable by Associate's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Associate should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or if there is no such designee, to his estate.

         13. Amendment or Modification. This Agreement may not be amended, modified, altered or changed except upon written consent of the Parties.

         14. Severability. The illegality, invalidity or unenforceability of any particular provision of this Agreement shall not affect the legality, validity or enforceability of the remaining parts, terms or provisions of this Agreement, but the obligation to be fulfilled under such illegal, invalid or unenforceable provision shall automatically be reduced to the limit of legality, validity or enforceability prescribed by law, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

         15. Waiver. No waiver of any provision of this Agreement shall be effective unless made in writing and signed by the waiving party. The waiver of any breach of this Agreement by either party or the failure of either party to require the performance of any term or obligation of this Agreement, in whole or in part, in any one instance, shall not constitute a waiver of or prevent any subsequent enforcement of such term or obligation in another instance or be deemed a waiver of any subsequent breach.

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         16. Entire Agreement. Associate and the Company agree that this
Agreement contains and constitutes the entire understanding and agreement between the Parties hereto respecting the terms of Associate's termination from the Company and, except as expressly provided herein, supersedes, cancels and replaces all previous written or verbal negotiations, agreements, commitments and writings in connection with severance or compensation arrangements, including the letter to Associate from G. William Seawright dated September 2, 1997.

         17. Execution. This Agreement may be executed in two duplicate counterparts, each of which shall be treated as an original, but both of which together shall constitute one and the same instrument, and in pleading or proving any provision of this Agreement, it shall not be necessary to produce more than one such counterpart.

         18. Change In Control. If a Change In Control, as defined in the Corporate Severance Policy dated November 1996, occurs after the Termination Date, any payments yet to be made to Associate under Paragraph 3.A shall be paid in a lump sum upon the occurrence of such Change In Control. Notwithstanding the foregoing, the meaning of the term "Severance Period," as defined in Paragraph 3.A., shall not change in this or any other event.

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         19. Notice. Any notice required or made under this Agreement shall be in writing and shall be delivered by certified mail, return receipt requested, by FedEx or other overnight delivery service or by facsimile, if confirmed, as follows:

                  a.       to Associate

                           Allan G. Keirstead
                           330 Starboard Lane
                           Osterville, MA  02655

                  b.       to the Company

                           Enesco Group, Inc.
                           Chancellory Business Park
                           225 Windsor Drive
                           Itasca, IL  60143
                           Facsimile:  630-875-5846
                           Attention:  John F. Cauley
                                        Chairman of the Board
                                        Interim Chief Executive Officer

         Either party may change the address to which notices are to be sent by providing notice in writing to the other Party in accordance with the terms hereof.

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         20. Effective Date. Associate may revoke this Agreement for a period of seven days following its execution by him, and the Agreement shall not become effective or enforceable until the date upon which this revocation period has expired (the "Effective Date"). If the Effective Date is later than the Termination Date, all payments that would have been made prior to such date shall be paid as of the Effective Date.

         Executed this 21st day of December, 2000.


                                            /s/ Allan G. Keirstead
                                            ------------------------------
                                            Allan G. Keirstead


                                            ENESCO GROUP, INC.


                                            By:/s/ John F. Cauley
                                               ---------------------------
                                               John F. Cauley
                                               Chairman of the Board
                                               Interim Chief Executive Officer

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